For Immediate Release

October 2, 1996

Contacts:                           Doug Haynes
                                    Public Affairs
                                    (919) 977-8429
                                    dhaynes@centura.com



CENTURA COMPLETES PURCHASE OF STAKE IN MORTGAGE COMPANY


         ROCKY MOUNT, N.C -- Centura Banks Inc. (NYSE:CBC) has completed its purchase of a 49 percent stake in First Greensboro Home Equity Corp., which was first announced in June.
         First Greensboro is a privately owned company specializing in alternative equity lending for homeowners and creative financing for home buyers. It originates, purchases and sells residential home equity loans secured primarily by first liens. Its clients are people whose borrowing needs are generally not met by traditional financial institutions.
         Neither party disclosed terms of the deal, although Centura said the investment is expected to add economic value in the first year. First Greensboro will retain controlling interest of the company.
         First Greensboro has 32 offices 11 states, including North and South Carolina, Virginia, Texas, Florida, Arkansas, Illinois, Tennessee, Georgia, Missouri and Oklahoma. The company plans to open four more offices by the end of 1996.
                                     -more-

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CENTURA COMPLETES PURCHASE
OCTOBER 2, 1996
PAGE TWO

         Centura, with assets of $5.9 billion, offers a full range of banking, investment, insurance and trust services to individuals and businesses through 158 financial centers and more than 230 ATMs in North Carolina. The company recently opened the first of its planned 33 financial centers in Hannaford supermarkets in the Carolinas and Virginia by the end of 1997. Centura is still the only North Carolina bank offering online banking and bill payment services through Quicken and Microsoft Money, the leading personal finance software packages, and has added online banking through America Online.
         More information on Centura is available on the World Wide Web at http://www.centura.com.

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